Accelerated Market Participation Securities Linked to the Hang Seng China Enterprises Index®
Filed Pursuant to Rule 433
Registration No. 333-158385
October 2, 2009
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Accelerated Market Participation Securities. The securities offered hereby will have the terms described in this free writing prospectus and the accompanying product supplement, prospectus supplement and prospectus. If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should be willing to forgo interest and dividend payments during the term of the securities and, if the reference return is negative, lose up to 90% of your principal.

This free writing prospectus relates to an offering of securities. The purchaser of a security will acquire a senior unsecured debt security linked to the Hang Seng China Enterprises Index® as described below. Although the offering relates to the Hang Seng China Enterprises Index®, you should not construe that fact as a recommendation as to the merits of acquiring an investment in any security comprising the Hang Seng China Enterprises Index® or as to the suitability of an investment in the related securities. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)†
Principal Amount:	$1,000 per security.
Reference Asset:	The Hang Seng China Enterprises Index® (Bloomberg Ticker: HSCEI)
Trade Date:	October 23, 2009
Pricing Date:	October 26, 2009
Original Issue Date:	October 28, 2009
Final Valuation Date:	April 25, 2011. The Final Valuation Date is subject to adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
Maturity Date:
3 business days after the Final Valuation Date, which is expected to be April 28, 2011.  The maturity date is subject to adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Upside Participation Rate:	200%
Maximum Cap:	22.00% to 27.00%. The actual Maximum Cap will be determined on the Pricing Date and will not be less than 22.00% or greater than 27.00%.
Buffer Value:	-10%
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Final Settlement Value:
If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 principal amount of securities, equal to the lesser of:
(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and
(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 principal amount of securities (zero return).

If the Reference Return is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 principal amount of securities, calculated as follows:
$1,000 + [$1,000 × (Reference Return + 10%)]
Under these circumstances, you will lose 1% of the principal amount of your securities for each percentage point that the Reference Return is below the Buffer Value.  For example, because the buffer protects the first 10% of loss, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the principal amount.  You should be aware that if the Reference Return is less than the Buffer Value, you may lose up to 90% of your investment.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level
Initial Level
Initial Level:	The Official Closing Level of the Reference Asset as determined by the calculation agent on the Pricing Date.
Final Level:	The Official Closing Level of the Reference Asset as determined by the calculation agent on the Final Valuation Date.
Official Closing Level:	The closing level of the Reference Asset on any scheduled trading day as determined by the calculation agent and displayed on Bloomberg Professional® service page “HSCEI <Index>”.
CUSIP/ISIN:	4042K0ZP3 /
Agent’s Discount per Security / Total	The agent’s discount may vary and will be determined on the Pricing Date.
Proceeds to HSBC USA Inc. per Security / Total	The proceeds to us will depend on the agent’s discount and will be determined on the Pricing Date.
Form of securities:	Book-Entry.
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating.
Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-4 of this document, page PS-4 of the accompanying product supplement and page S-3 of the accompanying prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities.  HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker dealers or will offer the securities directly to investors.  We may use this free writing prospectus in the initial sale of securities.  In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions in any securities after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement related to this free writing prospectus is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-10 of this free writing prospectus.

October 2, 2009

GENERAL

This free writing prospectus relates to one security offering linked to the Reference Asset identified on the cover page.  The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of securities relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009, and the product supplement dated April 9, 2009.  All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Accelerated Market Participation Securities.  If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-4 of this free writing prospectus, page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.  As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•  the product supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•  the prospectus supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•  the prospectus at http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Payment at Maturity

On the maturity date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 principal amount of securities, equal to the lesser of:
(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and
(b) $1,000 + ($1,000 × Maximum Cap).

 If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 principal amount of securities (zero return).

If the Reference Return is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 principal amount of securities, calculated as follows:
$1,000 + [$1,000 × (Reference Return + 10%)]

Under these circumstances, you will lose 1% of the principal amount of your securities for each percentage point that the Reference Return is below the Buffer Value.  For example, because the buffer protects the first 10% of loss, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the principal amount.  You should be aware that if the Reference Return is less than the Buffer Value, you may lose up to 90% of your investment.

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Interest

The securities will not pay periodic interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture will have substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Sponsor

HSCI Services Limited is the reference sponsor.

INVESTOR SUITABILITY
The securities may be suitable for you if:
♦    You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the level of the Reference Asset will increase over the term of the securities.
♦    You are willing to invest in the securities based on the Maximum Cap indicated herein with respect to that security offering, which may limit your return at maturity. The actual Maximum Cap will be determined on the Pricing Date.
♦    You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than -10%.
♦    You are willing to forego dividends or other distributions paid to holders of stocks comprising the Reference Asset.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are willing to hold the securities to maturity.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

The securities may not be suitable for you if:
♦    You believe the Reference Return will be negative on the Final Valuation Date or that the Reference Return will not be sufficiently positive to provide you with your desired return.
♦    You are unwilling to invest in the securities based on the Maximum Cap indicated herein with respect to that security offering, which may limit your return at maturity.  The actual Maximum Cap will be determined on the Pricing Date.
♦    You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is below -10%.
♦    You seek an investment that is 100% principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive the dividends or other distributions paid on any stocks comprising the Reference Asset.
♦    You seek current income from your investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are unable or unwilling to hold the securities to maturity.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page PS-4 of the accompanying product supplement.  Investing in the securities is not equivalent to investing directly in any of the stocks comprising the Reference Asset.  You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying product supplement, prospectus supplement and prospectus.

As you review “Risk Factors” in the accompanying prospectus supplement, you should pay particular attention to the following sections:
•	“— Risks Relating to All Note Issuances” and
•	“—Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your Investment in the Securities May Result in a Loss.

You will be exposed to the decline in the Final Level from the Initial Level beyond the Buffer Value of -10%.  Accordingly, if the Reference Return is less than -10%, your payment at maturity will be less than the principal amount of your securities.  YOU MAY LOSE UP TO 90% OF YOUR INVESTMENT AT MATURITY.

The Appreciation on the Securities is Limited By the Maximum Cap.

 You will not participate in any appreciation in the level of the Reference Asset (as magnified by the Upside Participation Rate) beyond the Maximum Cap.  The Maximum Cap (to be determined on the Pricing Date) will not be less than 22.00% or greater than 27.00%. YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE MAXIMUM CAP.

Credit Risk of HSBC USA Inc.
 The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The Securities Will Not Bear Interest.

As a holder of the securities, you will not receive periodic interest payments.

Changes that Affect the Reference Asset Will Affect the Market Value of the Securities and the Amount You Will Receive at Maturity.

The policies of the reference sponsor concerning additions, deletions and substitutions of the constituents comprising the Reference Asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the Reference Asset may affect the level of the Reference Asset.  The policies of the reference sponsor with respect to the calculation of the Reference Asset could also affect the level of the Reference Asset.  The reference sponsor may discontinue or suspend calculation or dissemination of the Reference Asset.  Any such actions could affect the value of the securities.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

The Securities are Not Insured by Any Governmental Agency of the United States or Any Other Jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

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Certain Built-In Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity.

 While the payment at maturity described in this free writing prospectus is based on the full principal amount of your securities, the original issue price of the securities includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

Lack of Liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential Conflicts.
 HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Risks Associated with Foreign Securities Markets.

Because stocks or companies included in the Reference Asset are publicly traded in China and are denominated in currencies other than U.S. dollars, investments in the securities linked to the Reference Asset involve particular risks.  For example, the foreign securities markets may be more volatile than the United States securities markets, and market developments, such as China’s, may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.  Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Risks Associated with Emerging Markets.

An investment in the securities will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations, such as China, are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Uncertain Tax Treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” below, the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level.  We cannot predict the Final Level of the Reference Asset on the Final Valuation Date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Level used in the illustrations below is not the actual Initial Level applicable to these securities.  You should not take these examples as an indication or assurance of the expected performance of the Reference Asset. With respect to the securities, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The table below illustrates the payment at maturity on a $1,000 investment in securities for a hypothetical range of performance for the Reference Return from -100% to +100%. The following results are based solely on the assumptions outlined below.  The potential returns described here assume that your securities are held to maturity.  You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the Reference Asset or return of the securities.

The following table and examples assume the following:

•	Principal Amount:	$1,000
•	Upside Participation Rate:	200%
•	Buffer Value:	-10%
•	Hypothetical Initial level:	12,000
•	Hypothetical Maximum Cap:	24.50% (the midpoint of the range of 22.00% to 27.00%. The actual Maximum Cap will be determined on the Pricing Date and will not be less than 22.00% or greater than 27.00%.)

The actual Initial Level and Maximum Cap will be determined on the Pricing Date.

Hypothetical Final level	Hypothetical Reference Return	Hypothetical Total Return
24,000	100.00%	24.50%
22,800	90.00%	24.50%
21,600	80.00%	24.50%
20,400	70.00%	24.50%
19,200	60.00%	24.50%
18,000	50.00%	24.50%
16,800	40.00%	24.50%
15,600	30.00%	24.50%
14,400	20.00%	24.50%
13,800	15.00%	24.50%
13,470	12.25%	24.50%
13,200	10.00%	20.00%
12,600	5.00%	10.00%
12,240	2.00%	4.00%
12,120	1.00%	2.00%
12,000	0.00%	0.00%
11,880	-1.00%	0.00%
11,760	-2.00%	0.00%
11,400	-5.00%	0.00%
10,800	-10.00%	0.00%
10,200	-15.00%	-5.00%
9,600	-20.00%	-10.00%
8,400	-30.00%	-20.00%
7,200	-40.00%	-30.00%
6,000	-50.00%	-40.00%
4,800	-60.00%	-50.00%
3,600	-70.00%	-60.00%
2,400	-80.00%	-70.00%
1,200	-90.00%	-80.00%
0.00	-100.00%	-90.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.
 Example 1:  The level of the Reference Asset increases from the Initial Level of 12,000.00 to a Final Level of 12,600.00.
Reference Asset
Initial level	12,000.00
Final level	12,600.00
Reference Return	5.00%
Final Settlement Value:	$1,100.00

Here, the Reference Return is 5.00%.  Because the Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,100.00 per $1,000 principal amount of securities calculated as follows:
$1,000 + $1,000 × Reference Return × Upside Participation Rate
= $1,000 + ($1,000 × 5.00% × 200.00%)
= $1,100.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by 200% when the Reference Return is positive and if such amount is equal to or less than the Maximum Cap.
 Example 2:  The level of the Reference Asset increases from the Initial Level of 12,000.00 to a Final Level of 13,800.00.
Reference Asset
Initial level	12,000.00
Final level	13,800.00
Reference Return	15.00%
Final Settlement Value:	$1,245.00

Here, the Reference Return is 15.00%.  Because the Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,245.00 per $1,000 principal amount of securities calculated as follows:
$1,000 + ($1,000 × Maximum Cap)
= $1,000 + ($1,000 × 24.50%)
= $1,245.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Reference Return is positive and if such Reference Return multiplied by 200% exceeds the Maximum Cap.
 Example 3:  The level of the Reference Asset decreases from the Initial Level of 12,000.00 to a Final Level of 11,400.00.
Reference Asset
Initial level	12,000.00
Final level	11,400.00
Reference Return	-5.00%
Final Settlement Value:	$1,000.00

Here, the Reference Return is -5.00%. Because the Reference Return is negative but greater than or equal to the Buffer Value, the Final Settlement Value would be $1,000 per $1,000 principal amount of securities (a zero return).

Example 3 shows that you will receive the return of your principal investment where the level of the Reference Asset declines by no more than 10% over the term of the securities.  Nonetheless, the receipt of only the principal amount at maturity may be less than the return that you would have received from a conventional debt security.
 Example 4:  The level of the Reference Asset decreases from the Initial Level of 12,000.00 to a Final Level of 8,400.00.
Reference Asset
Initial level	12,000.00
Final level	8,400.00
Reference Return	-30.00%
Final Settlement Value:	$800.00

Here, the Reference Return is -30.00%.  Because the Reference Return is less than the Buffer Value of -10%, the Final Settlement Value would be $800.00 per $1,000 principal amount of securities calculated as follows:
$1,000 + [$1,000 × (Reference Return + 10%)]
= $1,000 + [$1,000 × (-30.00% + 10%)]
= $800.00
Example 4 shows that you are exposed on a 1-to-1 basis to declines in the value of the Reference Asset beyond the Buffer Amount of -10%.  YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

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DESCRIPTION OF THE HANG SENG CHINA ENTERPRISES INDEX® (“HSCEI”)

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the HSCEI or any of the securities comprising the HSCEI.  All disclosures contained in this free writing prospectus regarding the HSCEI, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the HSCEI or any constituent included in the HSCEI.  You should make your own investigation into the HSCEI.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The Hang Seng China Enterprises Index®

We have derived all information contained in this free writing prospectus regarding the HSCEI, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, HSI Services Limited (“HSISL”), a wholly owned subsidiary of Hang Seng Bank. We make no representation or warranty as to the accuracy or completeness of such information. The HSCEI is calculated, maintained and published by HSISL. HSISL has no obligation to continue to publish, and may discontinue publication of, the HSCEI.

The HSCEI is compiled, published and managed by Hang Seng Indexes Company Limited, a wholly-owned subsidiary of the Hang Seng Bank. HSCEI is a free float-adjusted market capitalization weighted index. Launched on August 8, 1994, the HSCEI is comprised of H-shares, Hong Kong listed shares of Chinese state-owned enterprises (“H-share companies”). The HSCEI had a base value of 1,000 at launch, but was re-based as of January 3, 2000 with a value of 2,000 to align with the Hang Seng Composite Index Series, which launched on October 3, 2001.

The HSCEI is reviewed semi-annually, at the same time as the Hang Seng Composite Index (the “HSCI”), and the HSCEI is comprised of only those H-share companies that are included in the HSCI. The H-share companies that join or leave the HSCI are automatically included in or excluded from the HSCEI.

Only companies with a primary listing on the main board of the stock exchange of Hong Kong (“SEHK”) are eligible as constituents of the HSCEI. Ineligible from the HSCI are those companies with a secondary listing in Hong Kong, stocks listed on the Growth Enterprises Market, and preference shares, debt securities or other derivatives. A component stock is selected or removed from the HSCI semi-annually based on the following selection criteria and process:

(1) Constituent stocks must not have more than twenty (20) trading days without turnover in the past twelve months, excluding the days when the stock is suspended from trading (“Turnover Screening”); and;

(2) After the Turnover Screening, the top 200 stocks in terms of average market capitalization in the past twelve months are selected as constituents. Stocks with less than one year listing history are counted on a pro-rata basis.

HSCI, which aims to cover 90% of the market capitalization of stocks listed on the Main Board of the SEHK, consists of 200 constituents.

Calculation of the HSCEI

As of March 6, 2006 the HSCEI uses a freefloat-adjusted market capitalization weighting calculation methodology. Under this calculation methodology, the following shareholdings are viewed as strategic in nature and excluded for calculation:

(1) shares held by strategic shareholders who individually or collectively control more than 30% of the shareholdings;
(2) shares held by directors who individually control more than 5% of the shareholdings;
(3) shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and
(4) shares held by shareholders who individually or collectively represent more than 5% of the shareholdings in the company and with a publicly disclosed lock-up arrangement.

A Freefloat – Adjusted Factor (“FAF”), representing the proportion of shares that are free floated as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for the calculation of the HSCEI.

A Cap Factor (“CF”) of 15% is calculated in each regular half-yearly constituent implementation, such that no constituent has a weighting exceeding 15%.

The HSCEI is calculated using the following formula:

Current Index =	× Yesterday’s Closing Index

Where Pt is the current price at day t, Pt-1 is the closing price at day (t-1), IS is the issued H-shares, FAF is the free float adjusted factor, and CF is the Cap Factor. The FAF, which is adjusted every six months, represents the proportion of shares that are free floated as a percentage of the issued H-shares. The FAF is between 0 and 1 and is rounded up to the nearest multiple of 5% for index calculation. The CF is also adjusted every six months and is calculated so that no constituent stock has a weighting that exceeds 15%.

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License Agreement with Hang Seng Indexes Company Limited

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by Hang Seng Indexes Company Limited in connection with some products, including the securities.

The Hang Seng China Enterprises Index® (the “HSCEI”) is published and compiled by Hang Seng Indexes Company Limited pursuant to a license from Hang Seng Data Services Limited.  The mark and name Hang Seng China Enterprises Index® is proprietary to Hang Seng Data Services Limited.  Hang Seng Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the HSCEI by HSBC in connection with the securities, but neither Hang Seng Indexes Company Limited nor Hang Seng Data Services Limited warrants or represents or guarantees to any broker  or holder of the securities or any other person (i) the accuracy or completeness of the HSCEI and its computation or any information related thereto; or (ii) the fitness or suitability for any purpose of the HSCEI or any component or data comprised in it; or (iii) the results which may be obtained by any person from the use of  the HSCEI or any component or data comprised in it for any purpose, and no warranty or representation or guarantee of any kind whatsoever relating to the HSCEI is given or may be implied.  The process and basis of computation and compilation of the HSCEI and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by Hang Seng Indexes Company Limited without notice.  To the extent permitted by applicable law, no responsibility or liability is accepted by  Hang Seng Indexes Company Limited or Hang Seng Data Services Limited (i) in respect of the use of and/or reference to the HSCEI by HSBC in connection with the securities; or (ii) for any inaccuracies, omissions, mistakes or errors of  Hang Seng Indexes Company Limited in the computation of the  HSCEI; or (iii) for any inaccuracies, omissions, mistakes, errors or incompleteness of any information used in connection with the computation of the HSCEI which is supplied by any other person; or (iv) for any economic or other loss which may be directly or indirectly sustained by any broker or holder of the securities or any other person dealing with the securities as a result of the aforesaid, and no claims, actions or legal proceedings may be brought against  Hang Seng Indexes Company Limited AND/OR Hang Seng Data Services Limited in connection with the securities in any manner whatsoever by any broker, holder or other person dealing with the securities.  Any broker, holder or other person dealing with the securities does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on Hang Seng Indexes Company Limited and Hang Seng Data Services Limited.  For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and Hang Seng Indexes Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Historical Performance of the HSCEI

The following graph sets forth the historical performance of the HSCEI based on the daily historical closing levels from January 2, 2003 through September 30, 2009.  The closing level for the Reference Asset on September 30, 2009 was 11,858.15. We obtained the closing levels below from Bloomberg Professional® Service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® Service.

The historical levels of the HSCEI should not be taken as an indication of future performance, and no assurance can be given as to the HSCEI closing level on the Final Valuation Date. We cannot give you assurance that the performance of the HSCEI will result in any return of any of your initial investment in excess of $100 per $1,000 principal amount of securities.

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ADDITIONAL TERMS RELATING TO THE SECURITIES

Notwithstanding the definition of market disruption event in the accompanying product supplement, “market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

 (i)           Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any component security included in the reference asset then constituting 20% or more of the level of such reference asset or (B) in futures or options contracts relating to the reference asset on any related exchange; or

 (ii)           Any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any component security included in the reference asset then constituting 20% or more of the level of such reference asset or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset on any relevant related exchange; or

 (iii)           The closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

SUPPLEMENTAL PLAN OF DISTRIBUTION  (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC for distribution to other registered broker dealers or will offer the securities directly to investors.  Such registered broker dealers will, and HSBC Securities (USA) Inc., for any securities it sells directly to investors will, receive a fee that will not exceed $15.00 per $1,000 face amount of securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid forward or other executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin LLP. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat a security as a pre-paid forward or other executory contract with respect to the Reference Asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement, product supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement, product supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying prospectus supplement, product supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying product supplement, prospectus supplement and prospectus is correct on any date after their respective dates.
		HSBC USA Inc. $ Accelerated Market Participation Securities Linked to the Hang Seng China Enterprises Index® October 2, 2009 FREE WRITING PROSPECTUS
________________
TABLE OF CONTENTS
Free Writing Prospectus
General	2
Investor Suitability	3
Risk Factors	4
Illustrative Examples	6
Description Of The Hang Seng China Enterprises Index® (“HSCEI”)	8
Additional Terms Relating to the Securities	10
Supplemental Plan of Distribution (Conflicts of Interest)	10
Certain U.S. Federal Income Tax Considerations	10
Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

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